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                                                                    EXHIBIT 21.1

                           Subsidiaries of Registrant

-   SAI North Central Command Center, Inc. (Euclid, Ohio)
-   SAI Northwest Command Centers - Seattle, Inc.
-   SAI Southwest Command Centers, Inc. (Dallas, Texas; Houston, Texas)
-   Guardian Security, Inc. (Columbus, Ohio)
-   Alarm Central Monitoring, Inc. (Dallas, Texas)